                                                                 Exhibit 4.3


                             RIGHTS AGENT AGREEMENT


                                     Between


                                  EVERCEL, INC.
                             a Delaware corporation


                                       and


                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY




                             Dated February   , 1999

                                TABLE OF CONTENTS


ARTICLE I - RIGHTS AGENT................................................2
   1.1. Appointment as Rights Agent.....................................2
   1.2. Form of Subscription Certificates...............................2
   1.3. Issuance of Subscription Certificates...........................2
   1.4. Exercise of Rights..............................................2
   1.5. Oversubscription Procedures.....................................5
   1.6. Rules Applicable to Exercise....................................6
   1.7 Transfer of Rights...............................................7
   1.8. Mutilated or Missing Subscription Certificates..................7
   1.9. Information Provided to the Company.............................8

ARTICLE II - ESCROW.....................................................8
   2.1. Appointment as Escrow Agent.....................................8
   2.2. Establishment of Escrow Account.................................9
   2.3. Escrow Period...................................................9
   2.4. Collection Procedure............................................9

ARTICLE III- MISCELLANEOUS..............................................9
   3.1. Definitions.....................................................9
   3.2  Duties of Continental..........................................10
   3.3  Merger or Consolidation or Change of Name of Continental.......12
   3.4. Identity of Transfer Agent.....................................12
   3.5. Compensation for Services......................................12
   3.6. Notices........................................................12
   3.7. Supplements and Amendments.....................................13
   3.8. Governing Law..................................................13
   3.9. Benefits of this Agreement.....................................13
   3.10. Successors....................................................13
   SIGNATURE...........................................................14


                             RIGHTS AGENT AGREEMENT

         RIGHTS AGENT AGREEMENT ("Agreement") dated as of February   , 1999, by
and between EVERCEL, INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (referred to herein, variously, as "Continental," or the "Rights Agent," as the circumstances require). (Certain capitalized terms used herein are defined in Section 3.1.)

                              W I T N E S S E T H:

         WHEREAS, the Company intends to issue approximately 1,389,000 rights (the "Rights") to its shareholders of record (the "Shareholders") on the record date fixed by the Board of Directors, notice of which shall be given to the Rights Agent (the "Record Date"), entitling them to purchase one (1) share of its Common Stock, par value $.01 per share (the "Common Stock"), for each share of Common Stock held of record on the Record Date (the "Rights Offering"); and

         WHEREAS, Shareholders will also be given the opportunity to purchase excess shares of Common Stock not purchased through the exercise of the Rights (the "Oversubscription Privilege"); and

         WHEREAS, the Company may issue an additional approximately 208,350 shares of Common Stock to cover exercises of excess Oversubscription Privileges, if any (the "Oversubscription Option"); and

         WHEREAS, Burnham Securities Inc. and Loeb Partners Corporation (the "Underwriters") have the option (the "Overallotment Option") to purchase up to an additional approximately 208,350 shares of Common Stock, reduced by the number of shares, if any, sold by the Company to holders of Rights under the Oversubscription Option; and

         WHEREAS, the Company has filed a Registration Statement on Form SB-2 (No. 333-64931) with the Securities and Exchange Commission (the "Rights Offering Registration Statement") which is expected to be declared effective within the next two days, registering the Rights and the shares of Common Stock (the "Shares") being offered in the Rights Offering and under the Oversubscription Option, as well as certain shares issuable pursuant to the exercise of certain outstanding stock options or rights to acquire common stock (collectively the "Offerings"); and

         WHEREAS, the processing associated with the Offerings will involve substantial administrative matters; and

         WHEREAS, the Company desires that Continental act on behalf of the Company, and Continental is willing to so act, in various capacities herein described in connection with the Offerings;

         NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I - RIGHTS AGENT

         1.1. APPOINTMENT AS RIGHTS AGENT . The Company hereby appoints Continental to act as its agent in connection with the Offerings, and Continental hereby accepts such appointment.

         1.2. FORM OF SUBSCRIPTION CERTIFICATES . The Subscription Certificates shall be substantially in the form annexed hereto as EXHIBIT A (the provisions of which are hereby incorporated herein). The Subscription Certificates shall be dated the date of issuance thereof (whether upon initial issuance, permitted transfer, or in lieu of mutilated, lost, stolen or destroyed Subscription Certificates).

         1.3. ISSUANCE OF SUBSCRIPTION CERTIFICATES .

              (a) Upon written order of or on behalf of the Company, the Rights Agent shall mail or deliver Subscription Certificates, Prospectuses, Instructions and return envelopes to holders of Common Stock on the Record Date and additional forwarding information to street name nominees. During the Rights Exercise Period, the Rights Agent shall (i) issue Subscription Certificates in whole number denominations to the person entitled thereto in connection with any partial exercise or transfer permitted under this Agreement to the extent there is sufficient time to do so prior to the Expiration Date, and (ii) deliver a Prospectus to each person who is a transferee of Rights in accordance with Section 1.7 (which Prospectus shall accompany the transferee's Subscription Certificate). The Company shall at all times supply the Rights Agent with a sufficient number of Subscription Certificates and Prospectuses for the purposes contemplated by this Agreement.

              (b) The Rights Agent shall keep records, including a register of the registered holders, reflecting the ownership of all Subscription Certificates and any permitted transfer thereof. Except as provided in this Agreement, no Subscription Certificates shall be issued during the Rights Exercise Period except (i) Subscription Certificates initially issued hereunder,
(ii) Subscription Certificates issued upon the exercise of any Rights to evidence unexercised Rights held by the exercising registered holder, and (iii) Subscription Certificates issued upon any permitted transfer of Rights, or in lieu of mutilated, lost, stolen or destroyed Subscription Certificates. No Subscription Certificates shall be issued prior to or after the Rights Exercise Period.

              (c) All Subscription Certificates surrendered to the Rights Agent shall be promptly canceled by the Rights Agent and thereafter retained by it for six months, and then shall be delivered to the Company.

         1.4. EXERCISE OF RIGHTS .

              (a) Rights represented by Subscription Certificates may be exercised at any time during the Rights Exercise Period by delivery to the Rights Agent of the properly completed and executed Subscription Certificate evidencing such Rights with any required signatures guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege, and, except as described below in

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accordance with the Guaranteed Payment Procedures, the Oversubscription
Privilege upon the terms and conditions set forth herein, in the Prospectus, and in the Subscription Certificates. Payment must be made by wire transfer, or by check, bank draft or money order payable to the order of "Continental Stock Transfer & Trust Company," in an amount of lawful money of the United States of America equal to the Subscription Price times the number of Shares subscribed, including subscriptions under both the Basic Subscription Privilege and the Oversubscription Privilege. The Company shall pay all federal and state transfer taxes required to be paid on the issuance or exercise of Rights.

              (b) A Subscription Certificate shall be deemed to have been properly exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

              (i) such holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription privilege to be received (in the manner set forth above) by the Rights Agent on or prior to the Expiration Date;

              (ii) the Rights Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided and distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Rights Agent of any Subscription Certificate evidencing such Rights within five Nasdaq trading days following the Expiration Date; and

              (iii) the properly completed Subscription Certificate evidencing the Rights being exercised, with any required signatures guaranteed, is received by the Rights Agent within five Nasdaq trading days following the Expiration Date. The Notice of Guaranteed Delivery may be delivered to the Rights Agent in the same manner as Subscription Certificates, or may be transmitted to the Rights Agent by telegram or facsimile transmission. The Rights Agent shall make additional copies of the form of Notice of Guaranteed Delivery available to the holders upon request.

              (c) If a Rights holder wishes to delay payment of the Subscription Price with respect to such holder's exercise of the Oversubscription Privilege, the Oversubscription Privilege may nevertheless be exercised if all of the following conditions (the "Guaranteed Payment Procedures") are met:

              (i) the Rights Agent receives, on or prior to the Expiration Date either (a) a Notice of Guaranteed Delivery by facsimile or otherwise, substantially in the form provided and distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of NASD or from an Eligible Institution, stating the information required thereon, as described above; or (b) the properly completed and executed Subscription Certificate;

              (ii) such holder has caused payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege to be received (in the manner set forth above) by the Rights Agent on or prior to the Expiration Date;

              (iii) the Rights Agent receives, on or prior to the Expiration Date a Notice of Guaranteed Delivery by facsimile or otherwise, substantially in the form provided and distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a NASD member firm or from an Eligible Institution, stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing delivery of payment in full of the Subscription Price (in immediately available funds) for each Underlying Share being subscribed for pursuant to the Oversubscription Privilege by 5:00 p.m., Eastern time, on March ___, 1999; and

              (iv) payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Oversubscription Privilege has been received (in immediately available funds) by the Rights Agent by 5:00 p.m., Eastern time, on March ___, 1999. The Notice of Guaranteed Payment may be delivered to the Rights Agent in the same manner as Subscription Certificates, or may be transmitted to the Rights Agent by telegram or facsimile transmission. The Rights Agent shall make additional copies of the form of Notice of Guaranteed Payment available to the holders upon request.

              (d) Not less than two business days prior to March ___, 1999, the Rights Agent will provide notice to a Rights holder who exercises the Oversubscription Privilege pursuant to the Guaranteed Payment Procedures and the member firm, commercial bank or trust company that guarantees payment for such Rights holder under the Notice of Guaranteed Payment, which notice shall state the number of shares subscribed for under the Oversubscription
Privilege which are available for such Rights holder to purchase and the aggregate Subscription Price to be paid by such Rights holder for such Shares.

              (e) The Rights Agent will issue to any holder of Rights who purchases less than all of the shares of Company Common Stock represented by his Subscription Certificate a new Subscription Certificate representing the balance of the unsubscribed Rights, to the extent reasonably practicable prior to the Expiration Date.

              (f) The Rights Agent will date and time stamp, upon receipt, all documents received by it as Rights Agent. The Rights Agent shall examine the Subscription Certificates and other documents delivered or mailed to the Rights Agent by or for shareholders of the Company to ascertain whether (i) the Subscription Certificates are properly completed and duly executed in accordance with the instructions set forth herein, (ii) the proper payment accompanies the Subscription Certificates, and (iii) any other necessary documents are properly completed and duly executed. The Rights Agent need not pass on the legal sufficiency of any signature or verify any signature guarantee. The Rights Agent is authorized, upon consultation with the Company or one or more of its representatives, to request from any person exercising Rights such additional undertakings as the Rights Agent may deem appropriate. The Rights Agent is not authorized to accept any alternative, conditional or contingent purchase, or any purchase of fractional shares of Common Stock.

              (g) Once a registered holder of Rights has delivered or mailed a completed Subscription Certificate, the exercise of the Rights represented thereby is not revocable by the holder for any reason.

              (h) The Rights Agent, in its capacity as the Company's transfer agent, shall direct the Company's transfer agent to issue certificates for the Shares purchased in the Offerings not later than nine Business Days after the Expiration Date, provided that the Rights Agent shall have previously received good funds in the amount of the Subscription Price therefor. No Rights holder, as such, shall be a shareholder with respect to such Shares and no such Shares shall be deemed to be outstanding until such Shares are issued in accordance herewith.

         1.5. OVERSUBSCRIPTION PROCEDURES

              (a) If less than all Shares are subscribed for through (i) exercise of the Basic Subscription Privilege, those unsubscribed Shares (the "Excess Shares") may be purchased by holders of record of Common Stock on the Record Date who exercise the Oversubscription Privilege. Only a holder who has exercised his or her Basic Subscription Privilege in full shall be eligible to exercise Oversubscription Privileges.

              (b) Oversubscription Privileges may be exercised during the Rights Exercise Period and full payment made as provided in Section 1.4.

              (c) If the aggregate number of Shares subscribed for through the exercise of Oversubscription Privileges is more than the number of Excess Shares available for purchase, the Excess Shares will be apportioned among the holders who exercised the Oversubscription Privileges through repeated application of the proration procedure described in the next paragraph.

              (d) The Number of Available Shares shall be apportioned among all those holders who have not yet been apportioned (through previous applications of this procedure) the full number of Shares subscribed for by them in their respective exercises of Oversubscription Privileges. Each time the procedure is applied, the "Number of Available Shares" shall mean the number of Shares not apportioned by prior applications of the procedures described therein. Apportionment to each such holder them shall be based on the ratio of (i) the number of Shares purchased through the Basic Subscription Privilege by that holder, divided by (ii) the number of Shares purchased through the Basic Subscription Privilege by all such holders; PROVIDED HOWEVER, that if the number of Shares so apportioned to any holder exceeds the number of Shares subscribed for by that holder's exercise of Oversubscription Privileges, then the excess shall not be apportioned, and that holder shall thereafter not be apportioned any additional Shares should there be further applications of this procedure. This procedure shall be repeated until either (i) the Number of Available Shares is zero, or (ii) a sufficient number of Shares has been apportioned to all holders to satisfy all of their exercised Oversubscription Privileges, whichever occurs first.

         1.6. RULES APPLICABLE TO EXERCISE

              (a) The Rights Agent, in its capacity as the Company's transfer agent, shall to issue certificates for the Shares purchased in the Offerings in accordance with Section 1.4(g), provided that the Rights Agent shall have previously received good funds in the amount of the Subscription Price therefor. No Rights holder, as such, shall be a shareholder with respect to such Shares and no such Shares shall be deemed to be outstanding until such Shares are issued in accordance herewith.

              (b) The Company shall not issue any fractional Rights nor any fractional Shares upon exercise of a Subscription Certificate. In the event that payment is submitted in an amount less than the Subscription Price for the Rights intended to be exercised, only the number of whole Shares for which payment was received will be issued. If a holder of Rights exercises for fewer than all of the Shares to which his Subscription Certificate applies, the Rights Agent shall issue a new Subscription Certificate representing the balance of the unsubscribed Rights, to the extent that there is sufficient time to do so prior to the expiration of the Rights Exercise Period.

              (c) The Company shall pay all federal and state transfer taxes required to be paid on the issuance or exercise of Rights.

              (d) The Rights Agent shall promptly notify the Company of any irregularities in any documents related to exercise of Rights received by the Rights Agent. All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to the beneficial ownership) and the acceptance of subscriptions and payment of the Subscription Price will be determined by the Company, which determinations will be final and binding. No alternative, conditional or contingent exercises of Rights will be accepted. The Company reserves the absolute right to reject any or all exercises of Rights not properly submitted or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any irregularities or conditions, and the Company's interpretations of the terms and conditions of the Offerings shall be final and binding. Any irregularities in connection with exercises of Rights must be cured within such time as the Company shall determine, unless waived. Rights will not be deemed to have been exercised until such irregularities have been cured or waived. Subscription Certificates received by the Rights Agent that are not properly submitted and as to which the irregularities have not been cured or waived shall be returned by the Rights Agent to the appropriate holder of the Rights, to the extent there is sufficient time to do so prior to the expiration of the Rights Exercise Period, and funds submitted with such Subscription Certificates shall be returned without interest by the Rights Agent to such holder.

              (e) The Rights Agent will follow and act upon any amendments, modifications or supplements to these instructions, and upon any further information in connection with the terms of the Offerings, any of which may be given to the Rights Agent by the Company or by its legal counsel, including instructions with respect to (i) any extension or other modifications of the Offerings and (ii) the amount or manner of payment for any Shares purchased.

         1.7. TRANSFER OF RIGHTS.

              (a) The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Rights Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee. However, notwithstanding the foregoing, the Rights Agent will reissue Subscription Certificates for the transferred Rights to the transferee, and will reissue Subscription Certificates for the balance, if any, to the holder of the Rights, to the extent it is reasonably practicable to do so before the Expiration Date. To transfer Rights to any person other than a bank or broker, signatures on the Subscription Certificate must be guaranteed by an Eligible Institution.

         None of the Company, ERC, nor the Rights Agent will have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

         Except for the fees charged by the Rights Agent (which will be paid by the Company), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Rights Agent.

              (b) Rights may also be transferred by operation of law in the event of the death or dissolution of the person who is the holder on the Record Date. In that event, rights may be transferred by delivering to the Rights Agent a Subscription Certificate with proper evidence of transfer by operation of law executed by the appropriate legal representative, with instructions to reissue the Rights in the name of the transferee. The Subscription Certificate must be received by the Rights Agent by the close of business on the second Business Day prior to the expiration of the applicable Rights Exercise Period for a Subscription Certificate to be reissued upon such transfer.

              (c) The Company and the Rights Agent may deem and treat the registered holder of any Subscription Certificate as the absolute owner thereof and of each Right represented thereby (notwithstanding any notation of ownership or writing thereon made by anyone other than the Company or the Rights Agent) for all purposes and shall not be affected by any notice to the contrary.

         1.8. MUTILATED OR MISSING SUBSCRIPTION CERTIFICATES . In case any of the Subscription Certificates shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue, and the Rights Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Subscription Certificate, or in lieu of and in substitution for the Subscription Certificate lost, stolen or destroyed, a new Subscription Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company and the Rights Agent of such loss, theft or destruction and, in case of a lost, stolen or destroyed Subscription Certificate, indemnity, if requested, also satisfactory to them. Applicants for such substitute Subscription Certificates shall also comply with such other reasonable regulations and pay such reasonable charges as the Company or the Rights Agent may prescribe.

         1.9. INFORMATION PROVIDED TO THE COMPANY AND THE UNDERWRITERS

              (a) The Rights Agent shall notify both the Company and its designated representative, Joseph G. Mahler, daily in writing during the period commencing with the mailing of Subscription Certificates and ending on the Expiration Date (and in the case of guaranteed deliveries pursuant to Section 1.4(b), the period ending five Nasdaq trading days after the Expiration Date and in the case of guaranteed deliveries pursuant to the Guaranteed Payment Procedures described at Section 1.4(c), on March ___,
1999), of (i) the number of rights exercised on such day, (ii) the number of Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and the number of such rights for which payment has been received, (iii) the number of Underlying Shares subscribed for pursuant to the Oversubscription Privilege and the number of such Rights for which payment has been received,
(iv) the number of Rights subject to guaranteed delivery pursuant to Section 1.4(b) on such day, (v) the number of Underlying Shares subscribed for pursuant to the Oversubscription Privilege and the number of such Rights for which payment is pursuant to the Guaranteed Payment Procedures described at
Section 1.4(c), (vi) the number of Rights for which defective exercises have been received on such day and (vii) cumulative totals derived from the information set forth in clauses (i) through (vi) above. At or before 5:00 p.m., Eastern time, on each of the first and sixth Nasdaq trading days following the Expiration Date, the Rights Agent shall certify in writing to the Company and the Underwriters the cumulative totals through the Expiration Date derived from the information set forth in clauses (i) through (vi) above. At or before 5:00 p.m., Eastern time, on March __, 1999 (no later than 5:00 p.m. on the Business Day after the date on which funds paid pursuant to the Guaranteed Payment Procedures are due), the Rights Agent shall certify in writing to the Company and the Underwriters the number of shares of Common Stock required to be purchased by the Underwriters (i.e. the number of shares of Common Stock remaining unsubscribed in the Rights Offering). The Rights Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees and holders who have not exercised their Rights. The Rights Agent shall provide the Company or its designated representative with the information compiled pursuant to this Section 1.8(a) as any of them shall request.

              (b) In addition, the Rights Agent will also provide, and will cooperate in making available to the Company and the Underwriters, upon oral request made from time to time, such other information as the Company may reasonably request.

                               ARTICLE II - ESCROW

         2.1. APPOINTMENT AS ESCROW AGENT. The Company hereby appoints Continental to act as Escrow Agent for the Company in accordance with the provisions hereof, and Continental accepts such appointment.

         2.2. ESTABLISHMENT OF ESCROW ACCOUNT. On or prior to the Initial Issuance Date, the Company shall establish a non-interest-bearing escrow account with Continental, as Escrow Agent, which escrow account shall be entitled "Evercel, Inc. Rights Offering Escrow Account" (the "Escrow Account"). Subscribers in the Offerings shall be directed to make checks for subscriptions payable to the order of the Rights Agent.

         2.3. ESCROW PERIOD. The period during which funds shall remain in escrow (the "Escrow Period") with respect to the Rights Exercise Period shall begin on the Initial Issuance Date and shall terminate upon the earlier to occur of the following dates:

              (a) the date (which shall not be later than 9 Business Days after the Expiration Date) on which the Rights Agent, in its capacity as transfer agent for the Company, issues the certificates for Shares purchased under Article I hereof and releases the purchase price for such certificates to the Company ("Closing Date").

         During the Escrow Period, the Company shall not be entitled to any funds received into escrow, and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

         2.4. COLLECTION PROCEDURE . If the Rights Agent rejects any Rights exercise (including any Oversubscription) for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Rights Agent rejects any Rights exercise for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

                           ARTICLE III - MISCELLANEOUS

         3.1. DEFINITIONS. (a) As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

              "Basic Subscription Privilege" means the entitlement of a Rights holder to purchase for the Subscription Price one share of Common Stock for each Right held.

              "Business Day" means a day upon which commercial banks in New York City are open for business.

              "Common Stock" means the Company's Common Stock, $.01 par value per share.

              "Closing Date" has the meaning specified in Section 2.3.

              "Expiration Date" means March __, 1999, unless extended by the Company subject to the consent of the Underwriters.

         "Excess Shares" has the meaning specified in Section 1.5(a).

         "Initial Issuance Date" means the date of initial issuance of the Rights Certificates following the effective date of the Registration Statement.

         "Overallotment Option" means the Underwriter's option to purchase up to an additional approximately 208,350 shares of the Company Common Stock, reduced by the number of shares, if any, sold by the Company to holders of Rights under the Oversubscription Option.

         "Oversubscription Option" means the Company's option to sell up to an additional approximately 208,350 shares of Company Common Stock solely to cover exercises of excess Oversubscription Privileges, if any.

         "Oversubscription Privileges" means the right to elect to purchase additional Shares beyond the number represented by the Subscription Certificate from among all of the Excess Shares, as provided in Section 1.5.

         "Prospectus" means the prospectus contained in the Registration Statement at the time it is declared effective by the Securities and Exchange Commission, as it may thereafter be amended or supplemented from time to time.

         "Rights" means the rights to purchase Shares.

         "Rights Exercise Period" means the period commencing on the Initial Issuance Date and ending at 5:00 p.m. Eastern Standard Time on the Expiration Date.

         "Shares" means the approximately 1,597,350 Shares of Common Stock purchasable in the Rights Offering and under the Oversubscription Option.

         "Subscription Certificate" means a certificate evidencing Rights.

         "Subscription Price" means $6.00 per share.

              (b) Any capitalized term used in this Agreement and not defined herein shall have the meaning specified in the Prospectus.

         3.2. DUTIES OF CONTINENTAL . Continental, as Rights Agent, undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights, by their acceptance thereof, shall be bound:

              (a) The statements of fact and recitals contained herein and in the Rights shall be taken as statements of the Company, and Continental assumes no responsibility for the correctness of any of the same except such as describe Continental or action taken or to be taken by it. Continental assumes no responsibility with respect to the distribution of the Rights except as herein expressly provided.

              (b) Continental shall not be responsible for any failure of the Company to comply with any of the covenants in this Agreement or in the Rights to be complied with by the Company.

              (c) Continental may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility to the Company or to any holder of any Right in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the reasonable opinion or advice of such counsel.

              (d) Continental shall incur no liability or responsibility to the Company or to any holder of any Right for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

              (e) The Company agrees to reimburse Continental for all expenses, taxes and governmental charges and other charges incurred by Continental in the execution of this Agreement and to indemnify Continental and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by Continental in the execution of this Agreement except as a result of Continental's negligence, willful misconduct or bad faith.

              (f) Continental, in its capacity as Rights Agent, shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expenses unless the Company or one or more registered holders of Rights shall furnish it with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of Continental to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Rights may be enforced by Continental without the possession of any of the Rights or the production thereof at any trial or other proceeding. Any such action, suit or proceeding instituted by Continental in its capacity as Rights Agent, and any recovery of judgment thereon, shall be for the ratable benefit of the registered holders of the Rights, as their respective rights and interests may appear.

              (g) Continental and any stockholder, director, officer, partner or employee of Continental may buy, sell or deal in any securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude Continental from acting in any other capacity for the Company or for any othe legal entity.

              (h) Continental shall act hereunder solely as agent and its duties shall be determined solely by the provisions hereof.

              (i) Continental may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and it shall not be answerable or accountable for any such attorneys or agents or for any loss to the Company resulting from such neglect or misconduct, provided reasonable care had been exercised in the selection and continued retention thereof.

              (j) Any request, direction, election, order or demand of the Company shall be sufficiently evidenced by an instrument signed in the name of the Company by its President or a Vice President or its Secretary or an Assistant Secretary or its Treasurer or an Assistant Treasurer (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to Continental by a copy thereof certified by the Secretary or Assistant Secretary of the Company.

         3.3. MERGER OR CONSOLIDATION OR CHANGE OF NAME OF CONTINENTAL .

              (a) Any corporation or company which may succeed to the corporate trust business of Continental by any merger or consolidation or otherwise shall be the successor to it as Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of this Agreement. In case at the time such successor shall succeed to the agency created by this Agreement, any of the Rights shall have been countersigned but not delivered, any such successor to Continental may adopt the countersignature of the original Rights Agent and deliver such Rights so countersigned.

              (b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights so countersigned. In all such cases such Rights shall have the full force provided in the Rights.

         3.4. IDENTITY OF TRANSFER AGENT. Forthwith upon the appointment of any transfer agent for the Common Stock, the Company will file with the Rights Agent a statement setting forth the name and address of such transfer agent, unless it is the Rights Agent who serves as the transfer agent.

         3.5. COMPENSATION FOR SERVICES. The Company agrees to pay Continental for its services hereunder and reimburse it for its reasonable expenses hereunder, all in accordance with the fee agreements attached as EXHIBIT B hereto and made a part hereof by this reference.

         3.6. NOTICES. Any notice pursuant to this Agreement to be given by Continental, or by the registered holder of any Right to the Company, shall be sufficiently given if sent by first-class mail, postage prepaid, as follows:

              Evercel, Inc.
              3 Great Pasture Road
              Danbury, CT  06813
              Attn:  Jerry Leitman, Chairman
and a copy thereof to:

              Brown, Rudnick, Freed & Gesmer
              One Financial Center
              Boston, MA  02111
              Attn:  Philip J. Flink, Esq.

         Any notice pursuant to this Agreement to be given by the Company or by the registered holder of any Right or Warrant to the Rights Agent or Warrant Agent shall be sufficiently given if sent by first-class mail, postage prepaid, as follows:

              Continental Stock Transfer & Trust Company
              2 Broadway, 19th floor
              New York, NY  10004
              Attn:  Compliance Department

or, in each case, to such other address as is specified in writing by one party to the other.

         3.7. SUPPLEMENTS AND AMENDMENTS. The Company and Continental may from time to time supplement or amend this Agreement in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and Continental may deem necessary or desirable and which shall not be inconsistent wit the provisions of the Rights and which shall not adversely affect the interest of the holders of Rights.

         3.8. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of New York and shall be construed in accordance with the laws of New York applicable to agreements to be performed wholly within New York.

         3.9. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Rights.

         3.10. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or Continental shall bind and inure to the benefit of their respective successors and assigns hereunder.

         IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

                                  EVERCEL, INC.


                                  By:
                                     ----------------------------------
                                  Name:
                                  Title:

                                  CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent


                                  By:
                                     ----------------------------------
                                  Name:
                                  Title:

                                    EXHIBITS

                  EXHIBIT A - FORM OF SUBSCRIPTION CERTIFICATE

                                 (SEE ATTACHED)

                            EXHIBIT B - FEE AGREEMENT


The fee for acting as Rights Agent shall be $           .
                                             -----------


                                        2